EXHIBIT 10.70
CONSULTING TERMINATION AGREEMENT AND RELEASE
          This Consulting Termination Agreement and Release (the “Agreement”) dated as of December 28, 2007 is made and entered into by Christos Michael Toffales (“Toffales”) and CTC Aero, LLC, a New York limited liability company (“CTC”), on the one hand, and Irvine Sensors Corporation, a Delaware corporation and its subsidiaries (collectively, “ISC” or the “Company”), on the other hand. ISC, Toffales and CTC are sometimes collectively referred to as the “Parties” and are singularly referred to as a “Party.”
RECITALS
          WHEREAS, the Company entered into a Consulting Agreement with Toffales and CTC effective as of May 9, 2005, which was amended and restated pursuant to that certain Amended and Restated Consulting Agreement by and among the Company, Toffales and CTC dated as of April 10, 2005, and that certain Amended and Restated Consulting Agreement by and between the Company, Toffales and CTC dated as of December 30, 2005 (the “Amended and Restated Consulting Agreement,” and collectively with the foregoing consulting agreements, as amended, the “Consulting Agreements”);
          WHEREAS, ISC and Toffales signed an Employment Agreement that was dated as of October 9, 2007 (“Employment Agreement”) that never went into effect because it was contingent on certain events that never occurred;
          WHEREAS, in connection with the Employment Agreement, ISC signed two Unsecured Promissory Notes dated October 9, 2007 (“Promissory Notes”) in favor of CTC, that were contingent on the Employment Agreement becoming effective, which never occurred;
          WHEREAS, ISC and Toffales entered into an Indemnification Agreement dated as of October 9, 2007 (“Indemnification Agreement”) in connection with his service on the Board;
          WHEREAS, Toffales and CTC claim that they are entitled to certain consulting fees under the Consulting Agreements (“Consulting Fees”) for (i) consulting services rendered in connection with ISC’s acquisition of Optex Systems, Inc. (“Optex Acquisition”), and (ii) for such other general consulting services provided to ISC pursuant to the Consulting Agreements from time to time, including but not limited to, for strategic planning, business development support and such other consulting services requested from time to time by John Carson, the Company’s Chief Executive Officer (“Carson”) and agreed to by CTC and Toffales; and
          WHEREAS, the Parties desire to terminate the Consulting Agreements, finalize the terms of payment thereunder and conclusively resolve all issues among the Parties.

AGREEMENT
          NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the adequacy of which is hereby acknowledged, the Parties hereby agree, covenant and represent as follows:
     1. Termination of Consulting Agreements.
          a. The Parties agree that the Consulting Agreements shall be terminated as of January 7, 2008 (the “Termination Date”), and that the sole consideration payable and due to Toffales and CTC thereunder, including for services rendered, for expenses advanced or otherwise, shall be as set forth in Paragraph 2 below. Upon issuance of the shares and payment of the cash consideration as set forth in Paragraph 2 below, Toffales and CTC agree that they have been reimbursed for all expenses that they have incurred in connection with any services provided to the Company, including for their consulting services, as well as Toffales’ service on the Company’s Board of Directors.
          b. On or before the Termination Date, Toffales shall deliver to Carson a written report setting forth a summary of all pending consulting matters to facilitate an orderly transition, including but not limited to, the status of such matters and the name and contact person outside of ISC with whom Toffales or CTC have been dealing in such regard.
          c. Toffales and CTC hereby waive the prior written notice requirement set forth in Paragraph 2 of the Amended and Restated Consulting Agreement.
          d. Other than the consideration provided for hereunder or the foregoing report or other deliverables hereunder, none of the Parties shall have any further obligation to the other Parties under the Consulting Agreements.
     2. The Parties’ Responsibilities and Acknowledgements.
          a. In consideration for the consulting services previously rendered by Toffales and CTC under the Consulting Agreements, the Company shall issue to Toffales the following certificates (provided, that if the Company’s transfer agent is not able to provide certificates by the dates set forth below, it may issue such shares in book entry registration form until it is able to deliver such certificates): (i) 500,000 shares of the Company’s Common Stock (“Common Stock”) on or before December 31, 2007, which shall vest on January 6, 2008 pursuant to that certain Restricted Stock Award Agreement of event date herewith; and (ii) an additional 500,000 shares of Common Stock on or before January 7, 2008, which shall be fully vested upon issuance. The Company represents to Toffales and CTC that the Board of Directors of the Company has approved this Agreement and the issuance of the shares of Common Stock issuable pursuant to this Paragraph 2(a) (collectively, the “Registered Shares”). All of such Registered Shares shall be issued under the Company’s 2006 Omnibus Incentive Plan, which Registered Shares are, and as of the date of issuance shall be, registered with the SEC under the Securities Act of 1933, as amended, pursuant to the registration statement on Form S-8, registration number 333-140785. Upon the Effective Date of this Agreement and the receipt by the Company of the resignation of Toffales from the Company’s Board of Directors, the Company shall deliver to its transfer agent irrevocable instructions to issue and deliver the Registered Shares to Toffales as provided in this Paragraph 2(a).
          b. On or before December 31, 2007, ISC shall pay to each of Toffales and CTC the cash sum of Five Hundred Dollars ($500) in cash as further consideration for the agreements and releases contained herein, payable pursuant to a company check.
          c. Prior to the issuance of the Common Stock referenced in Paragraph 2(a) above, Toffales shall resign from the Board of Directors of ISC and from any other offices Toffales may hold with the Company or any of its subsidiaries.
          d. The Parties agree that after the Termination Date, provided that Toffales has resigned from all positions he holds with ISC in accordance with this Agreement, he will be excused from complying with any Company policies related to the purchase or sale of ISC Stock, including the Company’s insider trading policy and addendum thereto or the Company’s Code of Ethics; provided however, Toffales will still be required to comply with all Federal and State law related to the purchase or sale of the Company’s securities (including any applicable insider trading laws), and Toffales acknowledges that it is his sole responsibility to seek appropriate advice from his legal advisors with respect to those State and Federal laws, including any regulatory filings that may be required by State or Federal law. From and after the date hereof, the Company agrees that it will not provide to Toffales or CTC, without their prior written consent, any material non-public information with respect to the Company.
          e. The Parties agree, covenant, and represent that they will bear their own costs and attorneys’ fees incurred in connection with this Agreement and any matters related thereto. Toffales and CTC shall have the sole responsibility for any taxes payable with respect to any consideration payable hereunder.
          f. The Parties agree, covenant, and represent that they will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.
          g. Toffales and CTC acknowledge that the only options, warrants or other rights that either has to purchase any of the Company’s securities are the following options (the “Options”), which options have been issued to Toffales: (i) options to purchase 25,000 shares of Common Stock at an exercise price of $1.77 per share granted August 30, 2004, which options are fully vested; (ii) options to purchase 25,000 shares of Common Stock at an exercise price of $1.77 per share granted August 30, 2004, which options are fully vested; (iii) options to purchase 20,000 shares of Common Stock at an exercise price of $2.19 per share granted March 1, 2005, which options are fully vested; (iv) options to purchase 10,000 shares of Common Stock at an exercise price of $2.19 per share granted March 1, 2005, which options are fully vested; (v) options to purchase 50,000 shares of Common Stock at an exercise price of $2.50 per share granted September 16, 2005, which options are fully vested; and (vi) options to purchase 24,000 shares of Common Stock at an exercise price of $2.64 per share granted September 20, 2005, which options are fully vested. Toffales and CTC agree that after the Termination Date, Toffales shall no longer be providing “Service” to the Company for purposes of the Award, the 2006 Omnibus Incentive Plan or any of the Options. The Parties agree that the Options will expire in accordance with their terms during the stated period following the Termination Date. As such, the Options set forth in subparagraphs (ii) and (iv) above will expire on the first anniversary of the Termination Date, and the remainder of the Options will expire on the ninetieth (90th) day following the Termination Date. To the extent required by law, the Parties agree that Toffales must submit any applicable taxes to the Company with the exercise price.
          h. Toffales and CTC acknowledge that Toffales currently holds 55,173 shares of Common Stock that were granted to him under that certain Restricted Stock Award Agreement dated February 23, 2007 (the “Award”) in consideration for his services as a member of the Board of Directors. As of the Termination Date, Toffales and CTC agree that 34,383 shares of the Award have vested, and 20,690 shares subject to the Award have not vested (the “Unvested Shares”), which Unvested Shares are scheduled to vest in three annual increments commencing on February 23, 2008. The Company hereby waives any rights it may have to redeem, repurchase or cause the redemption or forfeiture pursuant to Section 6(c)(iii) of the 2006 Omnibus Incentive Plan of any vested shares subject to the Award. Effective as of the first calendar day following the Termination Date, Toffales and CTC agree that such Unvested Shares shall be tendered to ISC and shall be immediately cancelled and forfeited, and that no further consideration shall be due to Toffales for such Unvested Shares. Toffales agrees to provide to the Company and its transfer agent all such other further documentation as the Company’s transfer agent may require to facilitate the cancellation of such Unvested Shares. The Parties hereto agree that the vesting of the unvested Options and the Unvested Shares shall cease as of the Termination Date of this Agreement.
          i. The Parties hereto agree that the Employment Agreement and the Promissory Notes shall be void ab initio, and that none of the Parties shall have any rights or obligations thereunder.
          j. The Parties hereto confirm that the consulting services for which the Registered Shares are being issued do not include any services for assisting the Company in connection with raising any capital, issuing any securities or promoting the Company’s stock.
     3. Mutual Release.
          In consideration of the promises specified in this Agreement, the receipt and adequacy of which are hereby acknowledged, each Party, for themselves, their successors and assigns, past and present, hereby fully and without limitation, release, covenant not to sue, and forever discharge the other, as well as their present and former affiliated corporations, companies, partnerships, trustees, partners, members, shareholders, directors, agents, insurers, employees, consultants, representatives, attorneys, heirs, assigns, executors and administrators, clients, predecessors and successors, past and present (“Releasees”), from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, whether in law or in equity, whether founded upon contract (expressed or implied), tort, statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, whether known or unknown, that each Party now has, or may ever have, against the Releasees that arise out of or are in any way relate to, the following: (i) the Consulting Agreements and any consulting fees, expenses or compensation due thereunder; (ii) the Employment Agreement; (iii) the Promissory Notes; (iv) any services rendered or provided by Toffales or CTC in connection with, for or on behalf of the Company, whether as an employee, officer, independent contractor, agent, or as a consultant or a member of the Company’s Board of Directors; (v) the Optex Acquisition; and (vi) any acts or omissions by any of the Releasees occurring prior to the Effective Date of this Agreement. Notwithstanding anything else contained in this Agreement, this Agreement shall not release any rights Toffales has if any claim is asserted against Toffales by a third party (i) to seek and obtain indemnification or other rights pursuant to the Indemnification Agreement or under any director and officer insurance policy applicable to him, or (ii) to seek and obtain indemnification pursuant to the Company’s Certificate of Incorporation, as amended, or Bylaws, as amended (collectively, the “Charter Documents”) , but in each of (i) and (ii) above, only to the extent such indemnification or other rights are permitted under law and are provided for under the Indemnification Agreement, under the Company’s director and officer insurance policy, or under the Company’s Charter Documents. Toffales shall notify the Company in writing within five (5) days of receipt of notice of any claim subject to indemnification.
     4. Release of Unknown Claims.
          Each Party acknowledges that they are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
          With full awareness and understanding of the above provision, each Party hereby waives and relinquishes any and all rights and benefits that he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. Each Party shall bear the risk of releasing any claims encompassed within the scope of the release provisions of Paragraph 3 of this Agreement that are unknown at the time this Agreement is executed.
     5. No Admission of Liability.
          The Parties acknowledge and covenant that this Agreement represents a settlement and compromise of the claims among them and that by entering into this Agreement, no Party admits or acknowledges the existence of any liability or wrongdoing, all such liability or wrongdoing being expressly denied.

     6. Confidentiality; Non-Disparagement.
          Notwithstanding any other provision contained herein, Toffales and CTC agree to continue to abide by the terms and provisions of that certain Confidential Information and Invention Assignment Agreement for Consultant, a copy of which was attached as Exhibit B to the Amended and Restated Consulting Agreement for three years from and after the date hereof, whereupon such agreement shall terminate. Toffales and CTC agree that they will not disparage the Company or any of its subsidiaries or any past or present (as of the time any statement is made) officer, director, employee, stockholder, consultant, advisor or independent contractor of the Company or any of its subsidiaries or otherwise make statements, whether or not such statements are thought to be (or are) true, and whether or not such statements are made publicly, privately, subject to confidentiality obligations or otherwise, which could harm or injure the personal or business reputation or business, of the Company or its subsidiaries or of any past or present officer, director, employee, stockholder, consultant, advisor or independent contractor of the Company or its subsidiaries, and whether or not such statements are made to any present or former officer, employee, director, stockholder, consultant, advisor or independent contractor of the Company or its subsidiaries, or to someone outside of the Company. Toffales and CTC also agree that they will not waive any attorney-client privilege of the Company, without the Company’s prior written consent. The Company agrees that it and its executive officers and directors will not disparage Toffales or CTC or otherwise make statements, whether or not such statements are thought to be (or are) true, and whether or not such statements are made publicly, privately, subject to confidentiality obligations or otherwise, which could harm or injure the personal or business reputation or business, of Toffales or CTC, and whether or not such statements are made to any present or former officer, employee, director, consultant, advisor or independent contractor of the CTC or to someone outside of CTC.
     7. Advice of Counsel.
          Each Party hereby acknowledges that they have read and understand the foregoing release set forth in Paragraphs 3 and 4 (“Release”), that it represents the product of arms’ length bargaining between the Parties, and that they sign it voluntarily and without coercion. Each Party further acknowledges that they were given as much time as they desired, within which to consider this Release and the opportunity by each Party to consult with an attorney of their own choosing concerning the waivers contained in this Agreement, that they have done so and that the waivers each Party have made herein are knowing, conscious and with full appreciation that each Party is forever foreclosed from pursuing any of the rights so waived.
     8. Mistakes in Fact.
          Each of the Parties hereto expressly and knowingly acknowledge that, after the execution of this Agreement, they may discover facts different from or in addition to those that they now know or believe to be true with respect to the claims or other items released in this Agreement. Nonetheless, the Parties, and each of them, agree that this Agreement shall be and remain in full force and effect in all respects, fully, finally and forever settle and release any claims or other items so released hereunder. In furtherance of such intention, the releases given in this Agreement shall be and remain in effect as full and complete releases of such claims or items, notwithstanding the discovery by and existence of any additional or different claims or fact.
     9. Successors and Assigns.
          This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, members, insurers, agents and employees, past and present, of the Parties.
     10. Ambiguities.
          The Parties have reviewed this Agreement and have participated in the negotiation and drafting of such Agreement. The Parties have had a full opportunity to negotiate the terms and conditions of this Agreement. Accordingly, the Parties expressly waive the common-law and statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.
     11. Attorneys’ Fees.
          In the event that any action, suit or other proceeding is instituted to enforce, remedy, prevent or obtain relief from a breach of this Agreement, the prevailing Party shall recover all of such Party’s reasonable costs, including without limitation attorneys’ fees and costs of investigation, incurred in connection with each and every such action, suit or other proceedings, including any and all appeals or petitions therefrom.
     12. Amendments.
          This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the Parties hereto, which writing shall expressly state the intent of the Parties to modify this Agreement.
     13. Waiver.
          No waiver by any Party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other Party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
     14. Integration.
          This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties. There is no other agreement, written or oral, express or implied, between the Parties with respect to the subject matter hereof, except this Agreement. The Parties acknowledge that no representations, statements or promises made by the other Party, or by their respective agents or attorneys, have been made or relied on in entering into this Agreement, other than as set forth herein.
     15. Severability.
          The Parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the Parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the provisions of Paragraphs 3 and 4 of this Agreement. If a court of competent jurisdiction finds the release provisions of Paragraphs 3 and 4 of this Agreement, or any part thereof, to be unenforceable or invalid, then this Agreement shall be avoidable by each Party at their option. If a court of competent jurisdiction finds any provision, other than the Release provisions of Paragraphs 3 and 4 or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.
     16. Choice of Law.
          This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, without regard to conflict of laws rules.
     17. Execution of Counterparts.
          This Agreement may be executed in counterparts, and if so executed and delivered, all of the counterparts together shall constitute one and the same Agreement. A copy or facsimile of a signature shall have the same force and effect as an original signature penned in ink.
     18. Captions.
          The captions and section numbers in this Agreement are inserted for the readers’ convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.
     19. Warranties and Representations.
          The Parties represent and warrant that they each have authority to enter into this Agreement on their behalf and to bind all persons and entities claiming through them. Each Party further represents and warrants that the claims released in Paragraphs 3 and 4 of this Agreement have not been assigned prior to the Effective Date of this Agreement.

     20. Effective Date.
          The “Effective Date” of this Agreement shall be the date when the last signature of the Parties is attached hereto, which presumptively shall be the date set forth opposite such signatory’s signature hereto.
THE UNDERSIGNED EACH ACKNOWLEDGES THAT EACH HAS READ THE FOREGOING AGREEMENT AND ACCEPTS AND AGREES TO THE PROVISIONS CONTAINED THEREIN, AND HEREBY EXECUTE IT VOLUNTARILY, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES. EACH OF THE PARTIES HERETO FURTHER ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: December 28, 2007	/s/ Christos M. Toffales

CHRISTOS MICHAEL TOFFALES

Dated: December 28, 2007	CTC AERO, LLC

	By:	/s/ Christos M. Toffales

Title:

Dated: December 28, 2007	IRVINE SENSORS CORPORATION

	By:	/s/ John C. Carson

	Title:	President & CEO